EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

Empire Petroleum Corporation (the "Corporation") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That pursuant to a unanimous written consent in lieu of a special meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment provided, in part, as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article V thereof so that, as amended, said Article shall be and read in its entirety as follows:

ARTICLE V

Capitalization. The Corporation shall have the authority to issue 150,000,000 (one hundred fifty million) shares of stock each having a par value of one-tenth of one cent ($0.001). All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The Board of Directors shall have the authority by resolution to grant rights or subscriptions for common stock and for such consideration as the Board of Directors may fix and determine, without action by the stockholders, provided such consideration be as allowed by the laws of the State of Delaware.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 31st day of May, 2012.

EMPIRE PETROLEUM CORPORATION

By:___/s/ Albert E. Whitehead____________

Albert E. Whitehead, CEO and President